PRESS RELEASE

Innospec REPORTS FIRST QUARTER FINANCIAL RESULTS

GAAP Diluted EPS $0.26 vs. $0.30

Excluding Special Items, Diluted EPS $0.65 vs. $0.62

Fuel Specialties Posts Another Strong Quarter, Operating Income Up 15%

Newark, Del. - May 6, 2009 - Innospec Inc. (NASDAQ: IOSP) today announced its financial results for the first quarter ended March 31, 2009.

Total net sales for the quarter were $148.1 million, a 12% decline from $168.7 million in last year's first quarter. Net income was $6.4 million, or $0.26 per diluted share, compared with $7.3 million, or $0.30 per diluted share, a year ago. EBITDA (earnings before interest, taxes, depreciation, amortization and impairment) for the quarter was $16.0 million, compared with $19.6 million a year ago.

The results for both periods include a number of special items which are summarized in the table below. For the first quarter of 2009, these items had a combined negative impact on net income of $9.5 million, or $0.39 per diluted share; a year ago, similar items reduced net income by $7.9 million, or $0.32 per diluted share. Excluding these items from both periods, diluted earnings per share for the first quarter of 2009 were $0.65, a 5% increase from $0.62 a year ago.

EBITDA and net income excluding special items, and related per share amounts, are non-GAAP financial measures that are defined and reconciled with GAAP results herein and in the schedules below.
Quarter ended March 31, 2009	Quarter ended March 31, 2008
	After-tax (in millions)	Per diluted share	After-tax (in millions)	Per diluted share

Net income	$6.4	$0.26	$7.3	$0.30

Foreign exchange losses/(gains)	4.9	0.20	(0.4)	(0.02)
Oil for Food legal and professional expenses	4.8	0.20	6.8	0.28
Gain on stock options forfeited	(1.7)	(0.07)	-	-
Restructuring charge	0.9	0.04	0.4	0.02
Octane Additives business goodwill impairment	0.6	0.02	1.1	0.04
	9.5	0.39	7.9	0.32

Net income excluding special items	$15.9	$0.65	$15.2	$0.62

"We are very pleased with our first quarter operating results given the challenging conditions we are facing across all our global markets," said Patrick Williams, President and Chief Executive Officer. "Fuel Specialties again delivered excellent results, and Active Chemicals' performance improved significantly from the fourth quarter despite continued weakness in its non-core polymers business. In Octane Additives, results excluding legal and professional expenses were down but essentially in line with our expectations, primarily reflecting the timing of certain shipments."

In the Fuel Specialties segment, operating income for the quarter was $27.2 million, a 15% increase from $23.6 million a year ago. The segment's gross margin was 37.4%, compared with 34.4% a year ago. Its net sales for the quarter declined 1%, to $113.5 million. By region, sales rose 9% in the Americas, were unchanged in the Europe, Middle East and Africa (EMEA) region, and declined 17% in the Asia-Pacific region.

Mr. Williams commented, "Unit volumes in Fuel Specialties' key Americas and EMEA regions were flat to slightly positive - and significantly stronger than their markets. We continue to grow our share of the global fuel additives market through innovative new products and our service-oriented approach. However, we expect the segment's year-over-year comparisons to become increasingly challenging in successive quarters as demand has clearly softened."

Active Chemicals reported operating income for the quarter of $1.2 million, compared with $0.1 million a year ago. The segment's gross margin was 17.4%, up from 13.5% a year ago, and significantly improved from 5.7% in last year's fourth quarter. Net sales in Active Chemicals were $29.3 million, down 17% from last year's first quarter. By region, sales declined 12% in the Americas and 27% in the EMEA region, but were up 14% in the Asia-Pacific region. Excluding the polymers business, the segment's net sales declined 4% and its gross margin was 19.3%, compared with 14.7% a year ago.

The Octane Additives segment reported a $5.8 million operating loss for the quarter, compared with a $3.0 million loss a year ago. These results include $7.0 million in legal and professional expenses and accruals in respect of the United Nations Oil for Food Program and related investigations for the first quarter of 2009, compared with $6.8 million in similar expenses a year ago. The segment's gross margin for the quarter was 50.9%, up from 40.3% a year ago. Octane Additives' net sales for the quarter were $5.3 million, down 72%.

Corporate costs for the quarter were $1.0 million, compared with $6.0 million a year ago, reflecting a pre-tax $2.4 million gain on stock options forfeited upon resignation of the Company's former CEO, the pound's weakness against the dollar and continued tight cost controls. After-tax non-cash foreign exchange losses recognized in the quarter were $4.9 million, compared with gains of $0.4 million a year ago. The Company also incurred a $1.5 million pre-tax non-cash charge related to its pension plan, compared with a $0.6 million charge a year ago. The effective tax rate for the quarter was 32.6%, compared with 37.6% a year ago.

The Company generated net cash from operations of $27.2 million for the quarter. As of March 31, 2009, Innospec had net debt of $37.5 million, compared with stockholders' equity of $235.0 million. As previously reported, the Company successfully negotiated a new three-year $150 million finance facility during the first quarter.

Mr. Williams concluded, "I am confident that our aggressive executive management team, relentless research and development efforts and proven service programs will prevail over economic forces to continue strengthening our business. In the long term, Innospec is well-positioned to deliver robust growth at attractive margins in its chosen Fuel Specialties and Active Chemicals markets."

Use of Non-GAAP Financial Measures

The information presented in this press release includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP). These non-GAAP financial measures comprise EBITDA and net income excluding special items, and related per share amounts. EBITDA is net income per our consolidated financial statements adjusted for the exclusion of charges for interest expense (net), income taxes, depreciation, amortization and impairment of Octane Additives business goodwill. Net income excluding special items is net income per our consolidated financial statements adjusted for the exclusion of charges for foreign exchange losses/(gains), Oil for Food legal and professional expenses, gain on stock options forfeited, impairment of Octane Additives business goodwill and restructuring charges. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are provided herein and in the schedules below. The Company believes that such non-GAAP financial measures provide useful information to investors and may assist them in evaluating the Company's underlying performance and identifying operating trends. In addition, management uses these non-GAAP financial measures internally to allocate resources and evaluate the performance of the Company's operations. While the Company believes that such measures are useful in evaluating the Company's performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly-titled non-GAAP financial measures used by other companies and do not provide a comparable view of the Company's performance relative to other companies in similar industries. Management believes the most directly comparable GAAP financial measure is GAAP net income and has provided a reconciliation of EBITDA and net income excluding special items, and related per share amounts, to GAAP net income herein and in the schedules below.

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with approximately 1,000 employees in 23 countries. Innospec manufactures and supplies a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific. Innospec's Fuel Specialties business specializes in manufacturing and supplying the fuel additives that help improve fuel efficiency, boost engine performance and reduce harmful emissions. Innospec's Active Chemicals business provides effective technology-based solutions for our customers' processes or products focused in the Personal Care, Household, Industrial & Institutional and Fragrance Ingredients markets. Innospec's Octane Additives business is the world's only producer of tetra ethyl lead.

Forward-Looking Statements

This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements (covered by words like "expects", "anticipates", "may", "believes" or similar words or expressions), for example, which relate to operating performance, events or developments that we expect or anticipate will or may occur in the future (including, without limitation, all of the Company's guidance in respect of sales, gross margins, net income, growth potential and other measures of financial performance). Although forward-looking statements are believed by management to be reasonable when made, caution should be exercised not to place undue reliance on such statements because they are subject to certain risks, uncertainties and assumptions, including in respect of the general business environment, regulatory actions or changes. If the risks or uncertainties materialize or assumptions prove incorrect or change, our actual performance or results may differ materially from those expressed or implied by such forward-looking statements and assumptions. Additional information regarding risks, uncertainties and assumptions relating to the Company and affecting our business operations and prospects are described in the Company's Annual Report on Form 10-K for the year ended December 31, 2008 and other reports filed with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Kate Davison

Innospec Inc.

+44-151-348-5825

Kate.Davison@innospecinc.com

Tom Pratt

RF|Binder Partners

+1-212-994-7563

Tom.Pratt@RFBinder.com

Schedule 1

INNOSPEC INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31

	2009	2008
(in millions except per share data)

Net sales	$148.1	$168.7
Cost of goods sold	(97.9)	(117.0)
Gross profit	50.2	51.7

Selling, general and administrative	(25.7)	(31.8)
Research and development	(3.2)	(3.7)
Restructuring charge	(1.3)	(0.5)
Amortization of intangible assets	(1.2)	(2.1)
Impairment of Octane Additives business goodwill	(0.6)	(1.1)
	(32.0)	(39.2)
Operating income	18.2	12.5
Other net (expense)/income	(7.1)	0.5
Interest expense (net)	(1.6)	(1.3)
Income before income taxes	9.5	11.7
Income taxes	(3.1)	(4.4)
Net income	$6.4	$7.3

Earnings per share Basic	$0.27	$0.31
Diluted	$0.26	$0.30

Weighted average shares Basic	23,603	23,680
outstanding (in thousands) Diluted	24,564	24,357

Schedule 2A

INNOSPEC INC. AND SUBSIDIARIES

SEGMENTAL ANALYSIS

ANALYSIS OF BUSINESS UNIT RESULTS
	Three Months Ended March 31
	2009	2008
(in millions)

Net sales
Fuel Specialties	$113.5	$114.6
Active Chemicals	29.3	35.5
Octane Additives	5.3	18.6
	148.1	168.7

Gross profit
Fuel Specialties	42.4	39.4
Active Chemicals	5.1	4.8
Octane Additives	2.7	7.5
	50.2	51.7

Operating income
Fuel Specialties	27.2	23.6
Active Chemicals	1.2	0.1
Octane Additives	(5.8)	(3.0)
FAS 158/87 pension (charge)	(1.5)	(0.6)
Corporate costs	(1.0)	(6.0)
	20.1	14.1

Restructuring charge	(1.3)	(0.5)
Impairment of Octane Additives business goodwill	(0.6)	(1.1)
Total operating income	$18.2	$12.5

Schedule 2B
NON GAAP MEASURES
	Three Months Ended March 31
	2009	2008
(in millions)

Net income	$6.4	$7.3
Interest expense (net)	1.6	1.3
Income taxes	3.1	4.4
Depreciation and amortization	4.3	5.5
Impairment of Octane Additives business goodwill	0.6	1.1
EBITDA	16.0	19.6

Fuel Specialties	28.4	24.7
Active Chemicals	2.7	1.7
Octane Additives	(5.0)	(1.0)
FAS 158/87 pension (charge)	(1.5)	(0.6)
Corporate costs	(0.2)	(5.2)
	24.4	19.6
Restructuring charge	(1.3)	(0.5)
Other net (expense)/income	(7.1)	0.5
EBITDA	$16.0	$19.6

Schedule 3

INNOSPEC INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31 2009	December 31 2008
Assets	(in millions)
Current assets
Cash and cash equivalents	$35.5	$13.9
Accounts receivable (less allowance of $2.3 and $2.8, respectively)	79.8	89.9
Inventories	129.8	138.3
Prepaid expenses	3.6	4.4
Prepaid income taxes	5.5	10.1
Total current assets	254.2	256.6

Property, plant and equipment	51.8	53.5
Goodwill - Octane Additives	8.4	9.0
Goodwill - Other	139.2	139.2
Intangible assets	27.1	28.3
Deferred finance costs	3.4	0.5
Deferred income taxes	10.1	7.2
Total assets	$494.2	$494.3
Liabilities and Stockholders' Equity
Accounts payable	$52.1	$55.4
Dividend payable	1.2	-
Accrued liabilities	45.2	46.3
Short-term borrowing	10.0	73.0
Current portion of plant closure provisions	5.3	4.1
Current portion of unrecognized tax benefits	16.1	9.2
Current portion of deferred income	0.1	0.1
Total current liabilities	130.0	188.1
Long-term debt, net of current portion	63.0	-
Plant closure provisions, net of current portion	22.7	22.8
Unrecognized tax benefits, net of current portion	19.5	25.6
Pension liability	13.9	13.8
Other non-current liabilities	9.3	13.9
Deferred income, net of current portion	0.8	0.8
Total stockholders' equity	235.0	229.3
Total liabilities and stockholders' equity	$494.2	$494.3

Schedule 4

INNOSPEC INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
	Three Months Ended March 31
	2009	2008
	(in millions)
Cash Flows from Operating Activities

Net income	$6.4	$7.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4.8	5.7
Impairment of Octane Additives business goodwill	0.6	1.1
Deferred income taxes	(2.9)	(0.1)
Changes in working capital	15.5	14.6
Excess tax benefit from stock based payment arrangements	-	(1.0)
Income taxes and other current liabilities	4.5	(3.9)
Movement on plant closure provisions	1.2	(0.5)
Movement on pension asset/(liability)	0.1	(1.3)
Stock option compensation (credit)/charge	(1.3)	1.0
Movements on other non-current liabilities	(1.6)	(3.1)
Net cash provided by operating activities	27.3	19.8
Cash Flows from Investing Activities

Capital expenditures	(2.1)	(1.7)
Net cash (used in) investing activities	(2.1)	(1.7)
Cash Flows from Financing Activities

Net receipt/(repayment) of revolving credit facility	5.0	(2.0)
Repayment of term loan	(55.0)	(20.0)
Receipt of term loan	50.0	-
Refinancing costs	(3.6)	-
Excess tax benefit from stock based payment arrangements	-	1.0
Issue of treasury stock	-	0.3
Repurchase of common stock	-	(7.7)
Net cash (used in) financing activities	(3.6)	(28.4)
Effect of exchange rate changes on cash	-	0.1
Net change in cash and cash equivalents	21.6	(10.2)
Cash and cash equivalents at beginning of period	13.9	24.3
Cash and cash equivalents at end of period	$35.5	$14.1

Amortization of deferred finance costs of $0.5m (2008 - $0.2m) are included in depreciation and amortization in the cash flow statement but in interest in the income statement.